# Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MIT HOLDING, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2007, AT 12:15 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4179385 8100

070724945

AUTHENTICATION: 5774318

DATE: 06-19-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:20 PM 06/19/2007
FILED 12:15 PM 06/19/2007
SRV 070724945 - 4179385 FILE

# CERTIFICATE OF AMENDMENT
# OF
# CERTIFICATE OF INCORPORATION

* * * * *

MIT Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

> "RESOLVED, that the certificate of incorporation of the Corporation be amended by changing that article setting forth the authorized capital stock of the Corporation, so as to decrease the number of authorized shares of the Corporation's common stock from 1 Billion shares, par value $.000001 per share, to Two Hundred Fifty Million (250,000,000) shares, par value $.000001 per share"

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MIT Holding, Inc. has caused this certificate to be signed by William C. Parker, its President, this 12th day of June 2007.

MIT HOLDING, INC.

By: William C. Parker
William C. Parker, President